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                                                                     Exhibit 99


                                           Kathleen S. Dvorak
                                           Vice President, Investor Relations
                                                  or
                                           Randall W. Larrimore
                                           President and Chief Executive Officer
                                           United Stationers Inc.
                                           (847) 699-5000

                                           FOR IMMEDIATE RELEASE

                        UNITED STATIONERS TO REDEEM
                      12.75% SENIOR SUBORDINATED NOTES

DES PLAINES, Ill. March 23, 2000--United Stationers Inc. (Nasdaq:USTR) today announced that United Stationers Supply Co., its wholly owned subsidiary, is calling the remaining $100 million of its 12.75% Senior Subordinated Notes due 2005 for redemption. The CUSIP number related to the 12.75% Senior Subordinated Notes is 913008 AB 4. The Notes will be redeemed on May 2, 2000 at the redemption price of 106.375% of the principal amount plus accrued interest to the redemption date. On and after the redemption date, interest on these Notes will cease to accrue. The Bank of New York, the trustee, will send the required Notice of Redemption to each holder of the 12.75% Senior Subordinated Notes. The redemption of the Notes will be financed through funds generated from operations and available borrowings under the Company's revolving credit agreement.

With the exception of statements regarding historical matters, the matters discussed in this press release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. Such risks and uncertainties include, but are not limited to, the highly-competitive environment in which the Company operates, the integration of acquisitions, changes in end-users' traditional demands for business products, reliance by the Company on certain key suppliers, and the effects on the Company of fluctuations in manufacturers' pricing and general economic conditions. A description of these factors, as well as other factors, which could affect the Company's business, is set forth in certain of the Company's filings with the Securities and Exchange Commission

United Stationers Inc., with sales of $3.4 billion, is North America's largest distributor of business products to resellers. United makes more than 35,000 items available to 20,000 resellers within 24 hours of receiving the order. It does this through an integrated distribution system that links 39 regional distribution centers, 21 Lagasse distribution centers that serve the janitorial and sanitation industry, and six Azerty distribution centers that serve computer supply resellers.

The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.